VAN KAMPEN CLOSED END FUNDS VOTING RESULTS
                           ANNUAL SHAREHOLDER MEETING
                                  JUNE 21, 2000

The result of the voting on proposal 1(C), the Election of Trustees was as follows:

Fund: Common Shareholders                         Rod Dammeyer
-------------------------                         ------------
                                    # of Votes in Favor    % of Eligible Shares
                                    -------------------    --------------------
Senior Income Trust (VVR)               172,805,436                95%


Fund:  Common Shareholders                       Wayne W. Whalen
--------------------------                       ---------------
                                    # of Votes in Favor    % of Eligible Shares
                                    -------------------    --------------------
Senior Income Trust (VVR)               172,858,062                95%


results of proposal 2 (A), RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT PUBLIC aCCOUNTANTS FOR EACH FUND waS AS FOLLOWS:


                                                Number of Shares
                                                ----------------
Fund
----
                                    In Favor        Against        Abstaining
                                    --------        -------        ----------
Senior Income Trust                173,039,235      1,426,180      1,380,822